PRIME CAPITAL CORPORATION
                        O'Hare International Center
                          10275 West Higgins Road
                         Rosemont, Illinois  60018

                 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                              August 31, 1994


To the Stockholders of
PRIME CAPITAL CORPORATION:

     The Annual Meeting of Stockholders (the "Annual Meeting") of Prime Capital Corporation, a Delaware corporation (the "Company"), will be held on August 31, 1994, at 11:00 o'clock a.m. (C.D.T.), at O'Hare International Conference Center, 10275 West Higgins Road, Rosemont, Illinois 60018 for the following purposes:

     1.   To elect a Board of Directors to serve for the ensuing year.
     2. To consider and act upon a proposal to ratify the selection by the Board of Directors of KPMG Peat Marwick as auditors of the Company for the current fiscal year.
     3.   To consider increasing current stock option plan by 200,000 shares.
     4. To act upon any and all matters incident to any of the foregoing and transact such other business as may properly be brought before the meeting or any adjournments thereof.

     Only stockholders of record at the close of business on July 15, 1994, will be entitled to notice of, and to vote, at the Annual Meeting or any adjournments thereof.

     All stockholders of record on that date are entitled to be present and to vote at the Annual Meeting and are cordially invited to attend the Annual Meeting. If you plan to attend, you may obtain an admittance card by completing the enclosed reservation form and returning it with your proxy. Stockholders are urged, whether or not they plan to attend the Annual Meeting, to mark, date and sign the enclosed proxy and return it promptly in the accompanying envelope. If you attend the Annual Meeting and vote by ballot at the Annual Meeting, you can revoke your proxy at that time and your vote at the Annual Meeting will be counted.

                                   By Order of the Board of Directors




                                   Suzanne M. Jackson
                                        Secretary
Rosemont, Illinois
July 18, 1994

PRIME CAPITAL CORPORATION

O'Hare International Center
10275 West Higgins Road
Rosemont, IL  60018

PROXY STATEMENT FOR ANNUAL MEETING
August 31, 1994


INTRODUCTION

Solicitation, Voting and Revocation of Proxies

     This Proxy Statement is furnished in connection with the solicitation by, and on behalf of, the Board of Directors of Prime Capital Corporation (the "Company") of proxies to be voted at the Annual Meeting of Stockholders (the "Annual Meeting") of the Company on August 31, 1994, and at any adjournment or adjournments thereof. This Proxy Statement and the accompanying proxy card are being mailed to stockholders on or about July 22, 1994. The Annual Meeting is called for the purposes stated in the accompanying Notice of Annual Meeting of Stockholders (the "Notice") which are (i) elect a board of directors; (ii) ratify the selection of auditors; and (iii) increase the current stock option plan by 200,000 shares. If a proxy is properly signed and is not revoked by the stockholder, the shares represented thereby will be voted by the Proxy Committee in accordance with the stockholder's directions. Stockholders are urged to specify their choices by marking the appropriate boxes on the enclosed proxy card. If no choice has been specified, the shares will be voted by the Proxy Committee "FOR" the election of management's slate of directors, the ratification of KPMG Peat Marwick as auditors of the Company for the current fiscal year, and the increase of the current stock option plan by 200,000 shares. The Proxy Committee consists of James A. Friedman, Leander W. Jennings, Marvin T. Keeling, William D. Smithburg and Robert T. Youngquist. Proxy cards also confer upon the Proxy Committee discretionary authority to vote the shares represented thereby on any matter which is not known at this time but may be presented for action at the meeting. The Company does not know of any other matters that will be presented at the Annual Meeting. If any other matter comes before the Annual Meeting, or any of its adjournments, however, the members of the Proxy Committee will vote in accordance with their best judgement.

     A proxy may be revoked at any time before it is exercised by voting in person at the Annual Meeting or by a later proxy, or by written notice of revocation bearing a later date which is delivered to the Secretary of the Company at or prior to the Annual Meeting.

Cost and Manner of Solicitation

     The Company will bear the cost of the solicitation of proxies, including the charges and expenses of brokerage firms and other custodians, nominees, and fiduciaries for forwarding proxy materials to beneficial owners of the Company's stock. Solicitations will be made primarily by mail, but certain directors, officers or regular employees of the Company may solicit proxies in person or by telephone or telegram without special compensation.

Available Reports; Incorporation by Reference

     This Proxy Statement is accompanied by a copy of the Company's Annual Report to Stockholders for the fiscal year ended December 31, 1993. That report includes financial statements for the year ended December 31, 1993 audited by KPMG Peat Marwick, the Company's independent accountants. The Annual Report to the Stockholders is furnished for information only and no part thereof is incorporated by reference in this Proxy Statement.

     UPON WRITTEN REQUEST OF ANY STOCKHOLDER, THE COMPANY WILL PROVIDE, WITHOUT CHARGE, A COPY OF ITS ANNUAL REPORT ON FORM 10-KSB; WITHOUT
EXHIBITS, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 31, 1994. THE EXHIBITS THERETO WILL BE AVAILABLE AT A CHARGE OF $.20 PER PAGE. REQUESTS SHOULD BE ADDRESSED TO THE COMPANY IN CARE OF INVESTOR RELATIONS, PRIME CAPITAL CORPORATION, O'HARE INTERNATIONAL CENTER, 10275 W. HIGGINS
ROAD, ROSEMONT, ILLINOIS 60018. ALSO AVAILABLE IS THE COMPANY'S FIRST QUARTER REPORT ON FORM 10-QSB AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION
ON MAY 13, 1994.

Voting Securities

     The Board of Directors has fixed the close of business on July 15, 1994 as the record date for determining stockholders entitled to notice of, and to vote at, the Annual Meeting. The voting securities issued and outstanding on the record date consist of 4,280,165 shares of the Company's Common Stock, $.05 par value ("Common Stock"), each share of which is entitled to one vote.


ELECTION OF DIRECTORS

Voting for Directors

     A Board of five Directors will be elected at the 1994 Annual Meeting. All Directors are elected annually and hold office until the next annual meeting of stockholders or until their successors have been elected and qualified.

     All five of the present Directors have been nominated by the Board for re-election. The Board has no reason to anticipate that any nominee will decline or be unable to serve. In the event that any nominee does decline or is unable to serve, proxies may be voted for the election of a substitute nominee or may be voted for a lesser number of Directors. In the absence of instructions to the contrary, proxies will be voted for the election of the Directors named below.

     The Board of Directors recommends a vote "FOR" the election of the nominees for Directors. Certain information concerning the nominees is set forth below.

                    Principal Occupation During Past             Director
Name                Five Years and Other Information        Age    Since

James A. Friedman   President and Chief Executive Officer    49    1978
                    of the Company since November 1978;
                    Treasurer of the Company from August
                    1979 to September 1985.  Officer and
                    Director of PLI.

Leander W. Jennings President of Jennings & Associates since 65    1986
                    September 1986; Managing Partner, Chicago
                    Office of KPMG Peat Marwick from
                    January 1977 to February 1985; Director
                    of A.O. Smith Corporation, Alberto Culver
                    Corporation, Fruit of the Loom, Teppco
                    Partners L.P., and Walker Corporation.

Marvin T. Keeling   President and Chief Executive Officer    51    1978
                    of Great Lakes Telecommunications
                    Corporation.  Director of PLI.

William D.Smithburg Chairman of The Quaker Oats Company      56    1986
                    since 1983 and Chief Executive Officer thereof
                    since 1981; Director of The Quaker Oats
                    Company, Abbott Laboratories, The Northern
                    Trust Corporation and Corning, Inc.

Robert R.Youngquist Practicing Orthodontist and owner of     45    1978
D.D.S.              Robert R. Youngquist D.D.S., Ltd.


The Board of Directors

     The Company's business is managed under the direction of the Board of Directors. During 1993, the Board of Directors held 3 regular meetings. The standard Committees of the Board are the Executive Committee, the Audit Committee, and the Compensation and Stock Option Committee. The Board does not have a standing Nominating Committee. All Directors attended all meetings of the Board of Directors and meetings held by all committees of the Board on which the Director served during the period that the Director served.

Committees of the Board of Directors

     The Executive Committee exercises all the powers and authority of the Board of Directors in the management of the business and affairs of the Company during the intervals between meetings of the Board, subject to the restrictions set forth in the By-Laws. The members of the Executive Committee are:
James A. Friedman (Chairman), Marvin T. Keeling and William D. Smithburg. The Executive Committee did not meet separately during 1993.

     The Audit Committee has the general responsibility for establishing and maintaining communications with the Company's internal and independent accountants, reviewing the methods used and examinations made by the auditors in connection with the Company's published financial statements and reviewing with the auditors the Company's financial and operating controls. The members of the Audit Committee are: Leander W. Jennings (Chairman) and William
D. Smithburg.  The Audit Committee met 2 times during 1993.

     The Compensation and Stock Option Committee oversees the Company's compensation and benefit policies and programs, including the administration of the 1984 Incentive Stock Option Plan, the 1986 Non-Qualified Stock Option Plan and the 1987 Stock Option Plan. The Committee also has general responsibility for the Company's personnel and compensation matters. The Committee consists of the following Directors of the Company: James A. Friedman and Marvin T. Keeling. The Committee met 5 times during 1993.

Increase in Stock Option Shares

     The Company, through the Board of Directors, administers a stock option plan. See "Compensation Pursuant to Plans" on page 7. An aggregate of 300,000 shares of the Company's Common Stock was reserved for issuance pursuant to the exercise of options under the 1987 Stock Option Plan (the "1987 Plan").
The 1987 Plan originally received 200,000 shares from the 1984 Incentive
Stock Option Plan and 15,000 from the 1986 Non-qualified Stock Option Plan. There will be presented to the meeting a proposal to amend the 1987 Plan to increase the aggregate number of available shares of the Company's Common
Stock from 300,000 to 500,000 shares. The number of shares available for options has not been increased since 1987. The Company desires to remain competitive in its industry in order to be able to keep its best personnel and attract new people to the Company. The Board of Directors believes this type of incentive arrangement is critical for this purpose and believes the increase in the number of authorized shares will assist in achieving these objectives. If shares under a grant are not issued or transferred, those shares would be available for inclusion in future grants. The Board of Directors recommends a vote "FOR" this proposal.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

     The following table shows all the cash compensation paid or to be paid by the Company or any of its subsidiaries, as well as certain other compensation paid or accrued, during the fiscal years indicated, to the President and Chief Executive Officer, and the three highest paid executive officers of the Company whose compensation was at least $100,000 for the last fiscal year in all capacities in which they served:

                        SUMMARY COMPENSATION TABLE

            Annual Compensation

  (a)                 (b)        (c)        (d)           (e)             (f)

Name and                                                  Other
Principal                       Salary                    Annual        Options
Position             Year        ($)       Bonus($)    Compensation($)


James A. Friedman,   1993       200,150    158,850
 President and       1992       225,537     75,000
 Chief Executive     1991       299,573
 Officer

W. Barry Tanner      1993       102,228     55,000
 Senior Vice         1992       198,494<F1>                               25,000
 President           1991         ---

<F1> Includes severance payment of $37,500 and a loan of $34,000.  See "Certain
Relationships and Related Transaction".

                    Options Grants in Last Fiscal Year

                             Individual Grants
(a)          (b)             (c)                 (d)            (e)
                      % of Total Options      Exercise or
           Options    Granted to Employees    Base Price
Name     Granted (#)    In Fiscal Year         ($/Sh)      Expiration Date
David L. 25,000<F2>          100%               $7/8         June 1, 2003
Daum

<F2> One-third of the options will be exercisable as of June 1, 1994; 2/3 of the options will be exercisable as of June 1, 1995; and all 25,000 options will be exercisable as of June 1, 1996.

    Aggregated Option Exercises in Last Fiscal Year and FY-End Option Values
(a)              (b)        (c)           (d)                   (e)
                                        Number of        Value of Unexercised
         Shares Acquired   Value     Unexercised Options In-the-Money Options
Name     on Exercise(#)  Realized($)    at FY-End (#)    at FY-End ($)

                                       Exercisable/           Exercisable
                                       Unexercisable          Unexercisable


David L.
Daum                              -           0/25,000             $0/$3,125


Director's Compensation

     Each Director of the Company who is not an Executive Officer receives an annual retainer of $10,000 plus a fee of $500 for attendance at each meeting of the Board. In addition, members of the Committees of the Board who are not Executive Officers receive a fee of $300 for each Committee meeting attended. Directors of the Company who are also Executive Officers receive no compensation for rendering services as a Director except for reimbursement of out-of-pocket expenses.

Compensation Pursuant to Plans

     The Company has adopted the 1984 Incentive Stock Option Plan (the "ISO Plan"), the 1986 Non-Qualified Stock Option Plan (the "Non-Qualified Plan") and the 1987 Stock Option Plan (the "1987 Plan"). All descriptions of the various plans are qualified in their entirety by reference to the actual Plan documents which are available for examination.

     The ISO Plan is administered by a committee of not less than two Directors of the Board (the "Committee"). The Board must select the members of the Committee from among those Directors who are ineligible to participate in, and who have not within the year preceding appointment to the Committee been eligible to participate in, the ISO Plan or any other stock option plan of the Company. The ISO Plan empowered the Committee to grant incentive stock options to "key employees" of the Company and its subsidiaries to purchase shares of the Company's Common Stock at any time prior to the approval of the 1987 Plan. Subject to certain limitations, the ISO Plan empowered the Committee to determine the persons to whom options were granted, the number of shares to be covered by each option, the option price per share (which must have been at least equal to 100% of the fair market value of the Common Stock of the Company on the date the option is granted) and all other terms and conditions of the option and its exercise. Termination of an optionee's employment with the Company or its subsidiaries results in the termination of all options held by such optionee which were not exercisable at the time of such termination employment. All options granted under the ISO Plan are non-assignable and non-transferable other than by will or the laws of descent or distribution.

     The Non-Qualified Plan empowered the Board of Directors for a period of 10 years commencing on March 26, 1986, to grant non-qualified stock options to purchase shares of the Company's Common Stock to Directors of the Company who are not Officers or employees of the Company or its subsidiaries and to key employees who are not Directors of the Company. The Non-Qualified Plan provided for the issuance of up to 25,000 shares of Common Stock upon the exercise of options thereunder at any time prior to the approval of the 1987 Plan. A Director participant could not be granted options to purchase more than 7,500 shares of Common Stock under the Plan. On March 26, 1986, the Board of Directors delegated the responsibility for the administration of the Non-Qualified Plan to the Committee. Subject to the provisions of the Non-Qualified Plan, the Committee determined the persons to whom options are granted, the number of shares subject to each option, the exercise price of each option and all other terms and conditions of exercise. Pursuant to an amendment adopted on May 1, 1986, options must have been granted at not less than 85% of the current fair market value of the shares of Common Stock. Each option granted under the Non-Qualified Plan was and is immediately exercisable in full. A portion of the shares purchased upon exercise of an option granted under the Non-Qualified Plan was and is immediately exercisable in full. A
A portion of the shares purchased upon exercise of an option granted under the Non-Qualified Plan may, however, be subject to repurchase by the Company at the option price if the optionee ceases to be an employee or a Director, as the case may be, of the Company within five years after the date of grant of the option. Such repurchase option lapses pro rata over such period and lapses entirely where certain transactions involving the Company have occurred.
Options are not transferable, except that options may be exercised by the executor, administrator or personal representative of a deceased optionee for a period of not longer than one year after the death of such optionee at such time and to such extent that the optionee, had he lived, would have been entitled to exercise such option.

     The 1987 Plan was adopted by the Board of Directors on March 24, 1987 and was approved by the stockholders on May 27, 1987. An aggregate of 300,000 shares of the Company's Common Stock is reserved for issuance pursuant to the exercise of options under the 1987 Plan. 200,000 of which have been transferred from the ISO Plan and 15,000 of which have been transferred from the Non-Qualified
Plan.

     The Board of Directors may grant options to purchase shares of the Company's Common Stock at times and prices provided for in the agreements granting the options, subject to the terms of the 1987 Plan, to key employees (who are not Directors of the Company) and Directors (who are not Officers or employees of the Company or its subsidiaries) of the Company or its subsidiaries. Only key employees are eligible to receive incentive stock options. Key employees and Directors are eligible to receive non-qualified options. All options are subject to the specific terms and conditions evidenced by written agreements between the Company and the optionee. The maximum number of shares for which an option may be granted to any one key employee (who is not a Director of the Company) is not limited other than in the discretion of the Board. The total number of shares of Common Stock subject to options granted under the 1987 Plan to an optionee who is a Director shall not exceed 25,000.

     An optionee may exercise options granted under the 1987 Plan for a period of three months following, in the case of an optionee who is an employee, termination of the optionee's employment (12 months if termination of employment is due to total and permanent disability), or, in the case of an optionee who is a non-employee Director, the time the optionee ceases to be a Director of the Company (12 months if he ceases to be a Director due to total and permanent disability) to the same extent that the optionee might have exercised such option at the time of such termination of employment or the time he ceased to be a Director, as the case may be. The Company shall have the right to repurchase certain shares on termination of employment or directorship. Options shall not be transferable, except that options may be exercised by the executor, administrator or personal representative of a deceased optionee for a period of not longer than one year after the death of such optionee at such time and to such extent that the optionee, had he lived, would have been entitled to exercise such option.

     The following information is provided in aggregate amounts for the named individuals and groups.

                                            Executive           All Eligible
                                             Officers            Employees
                                            As a Group(1)       As a Group(2)


Options Granted During Fiscal 1993              25,000              33,000
Weighted Average Per Share Exercise Price:        --                 $0.85
Total Options Exercised
  Net Value Realized in Shares (market value less
     exercise price) or Cash:                     --                   --
Shares Sold During Fiscal 1993:                   --                   --
Options Outstanding at December 31,1993         25,000              274,662
___________
(1)  (2 persons)
(2)  (35 persons)


SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Current Ownership

  The following table sets forth certain information as of December 31, 1993 with respect to the beneficial ownership of the Company's Common Stock by each stockholder or group known by the Company to be the beneficial owner of more than 5% of its outstanding Common Stock, by each Director, and by all Executive Officers and Directors as a group. The information is based, in part, on data furnished by such Executive Officers, Directors and stockholders. The address of each holder of more than 5% of the Company's Common Stock other than First Financial Fund, Inc. and Wellington Management Company is O'Hare International Center, 10275 West Higgins Road, Rosemont, Illinois 60018. The address for Wellington Management Company is 75 State Street, Boston, Massachusetts 02109. First Financial Fund, Inc.'s address is One Seaport Plaza, 25th Floor, New York, New York 10292.

Name of                       Amount and Nature
Beneficial Owner              of Beneficial Ownership       Percent of Class

James A. Friedman (1)             2,198,375                        49.3%

Leander W. Jennings (2)              27,100                          *

Marvin T. Keeling (3)               542,125                        12.1%

William D. Smithburg (2) (4)         29,000                          *

Robert R. Youngquist, D.D.S. (5)     20,000                          *

First Financial Fund, Inc. (6)      330,000                         7.4%

All Executive Officers and Directors
as a group (5 persons) (2)        2,816,600                        63.1%

(1) Includes 459,975.67 shares owned by a trust for the benefit of Mr. Friedman's children for which Mr. Friedman disclaims beneficial ownership.

(2) Includes outstanding options which are currently exercisable or will become exercisable within 60 days with respect to the following named individuals or groups: Messrs. Jennings, 12,500 shares; Smithburg, 12,500 shares; all Executive Officers and Directors as a group, 25,000 shares.

(3) Includes 22,000 shares owned by trusts for the benefit of Mr. Keeling's c held in a family trust fund for which Mr. Keeling disclaims beneficial ownership.

(4) Includes 2,000 shares owned by trusts for the benefit of Mr. Smithburg's children for which Mr. Smithburg disclaims beneficial ownership.

(5) Includes 15,000 shares held in a pension plan of which Dr. Youngquist is a fiduciary and for which Dr. Youngquist disclaims beneficial ownership.

(6) According to Schedules 13G filed with the Securities and Exchange Commission on February 10, 1994, First Financial Fund, Inc., an investment Company, is the beneficial owner of such shares, and Wellington Management Company, its investment advisor, may also be deemed to be a beneficial owner of those shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  There are no family relationships among the Directors and Executive Officers of the Company.

  Prior to 1986, Messrs. Friedman and Keeling had each participated in various investor programs in which they bought equipment from PLI, and PLI assigned to such persons leases by various hospitals or other lessees. These transactions were effected in a period during which Messrs. Friedman and Keeling were Directors and/or Executive Officers of the Company. The transactions were structured on substantially the same terms as the Company's other investor programs, except the acquisition fees paid by the Executive Officers of the Company were 50% of the usual fee. The following is a summary of all transactions entered into prior to fiscal 1986 involving Executive Officers and Directors which were in effect as of December 31, 1993:

                            Number of       Aggregate        Aggregate
     Investor                Leases      Equipment Cost   Financial Income

James A. Friedman               2           $261,036          $56,717

Marvin T. Keeling               1             56,925              400

All investors as a group        3           $317,961          $57,117
  (2 persons)

  In September 1991, James A. Friedman purchased one lease and the underlying telecommunications equipment from the Company for a price of approximately $350,000, made up of cash and an assumption of the debt secured by those assets. The transaction was approved by the Company's outside directors in accordance with the Company's policy of related party transactions. The Company originally purchased the equipment for approximately $456,000 and entered into this lease in February, 1990. At the date of the sale to Mr. Friedman, the assets were carried on the Company's books at approximately $373,000. There was no income recognized by Mr. Friedman on this lease in 1992 and 1993.



SELECTION OF INDEPENDENT ACCOUNTANTS FOR FISCAL YEAR
ENDING DECEMBER 31, 1994

  The Board of Directors has selected the firm of KPMG Peat Marwick, independent accountants, to audit the accounts of the Corporation for its fiscal year ended December 31, 1994. The Corporation has been advised that neither that firm nor any of its partners has any other relationship, direct or indirect, with the Corporation or its subsidiaries.

  It is expected that a representative of KPMG Peat Marwick will be present at the Annual Meeting with an opportunity to make a statement, if he desires to do so, and available to respond to appropriate questions.

  The Board of Directors recommends a vote "FOR" the proposal and proxies solicited by the Board of Directors will be so voted unless stockholders specify on their proxy card a contrary choice.

OTHER MATTERS

  The Board of Directors does not intend to bring any other matters before the meeting and is not informed of any other business which others may bring before the meeting. However, if any other matter should properly come before the meeting or any adjournment thereof, it is the intention of the persons named in the accompanying Proxy to vote on such matters as they, in their discretion, may determine.


DEADLINE FOR SHAREHOLDER PROPOSALS

  Stockholder proposals intended to be presented at the next Annual Meeting must be received by the Company, in writing, no later than January 30, 1995, in order to be considered for inclusion in the Proxy Statement and proxy for the Company's 1994 Annual Meeting. Any such proposal should be sent to the attention of the Secretary of the Company at O'Hare International Center, 10275 West Higgins Road, Rosemont, IL 60018.

ALL SHAREHOLDERS ARE URGED TO MARK, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD.


                                        By Order of the Board of Directors




                                             Suzanne M. Jackson
                                                  Secretary


Rosemont, Illinois
July 18, 1994